EXHIBIT 16.1

August 9, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: Cosmos Group Holdings, Inc. (COSG)

We resigned from the auditor on June 18, 2020.

We have read the statements made by Cosmos Group Holdings, Inc. in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Very truly yours,

/s/ HKCM CPA & Co.

HKCM CPA & Co.

Certified Public Accountants

(Predecessor firm: HKCMCPA Company Limited)